Exhibit 99.2

Contact:	Darrell W. Crate
Affiliated Managers Group, Inc.
(617) 747-3300

AMG Names Patrick T. Ryan to its Board of Directors

Boston, MA, July 26, 2005 - Affiliated Managers Group, Inc. (NYSE: AMG), an asset management holding company, announced today the election of Mr. Patrick T. Ryan to its Board of Directors.

Mr. Ryan is President and Chief Executive Officer of PolyMedica Corporation (NNM: PLMD), a leading direct-to-consumer provider of health care products and services for individuals with chronic diseases.  Before joining PolyMedica, Mr. Ryan served as the Chairman and CEO of Physicians Dialysis Inc., the nation’s sixth largest dialysis provider when it was acquired by DaVita Inc., in September 2004.  Previously, Mr. Ryan served as President and Chief Executive Officer of PrincipalCare Inc., a company specializing in women’s healthcare, and ImageAmerica, Inc., a publicly-traded company that provided medical diagnostic imaging services.  Earlier in his career, Mr. Ryan was the co-founder of RB Diagnostics, a company providing diagnostic imaging services, and also served as a Regional General Manager of American Hospital Supply Corporation.  Mr. Ryan currently serves as a director for PolyMedica Corporation.  Mr. Ryan holds a B.A. in Political Science and Sociology from the University of Rochester.

“We are very pleased to welcome Pat to our Board,” said Sean M. Healey, President and Chief Executive Officer of AMG.  “He has tremendous experience in growing companies organically as well as through acquisitions, and is an excellent addition to AMG’s Board.”

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AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms.  Pro forma for its pending acquisition of First Asset Management Inc., the aggregate assets under management of AMG’s affiliated investment management firms at June 30, 2005 were approximately $163 billion.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to market effectively their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission.  Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2004.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.